Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders

Sonic Innovations, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-104239, 333-36562, 333-59988, 333-76250, 333-98303 and 333-99035) on Forms S-8 of Sonic Innovations, Inc. of our reports dated January 24, 2004, with respect to the consolidated balance sheets of Sonic Innovations, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and the related 2003 and 2002 information included in the consolidated financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Sonic Innovations, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

March 15, 2004